UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 13, 2010
Commission File No. 1-14588
NORTHEAST BANCORP
(Exact name of Registrant as specified in its Charter)

Maine	01-0425066
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
500 Canal Street Lewiston, Maine	04240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 786-3245

Former name or former address, if changed since last Report: N/A

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     |X|  Written communications pursuant to Rule 425 under the Securities Act

     |  |  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     |  |  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     |  |  Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01                      Other Events

On December 13, 2010, Northeast Bancorp (“Northeast”) issued a press release that it has received all shareholder and regulatory approvals necessary to complete the merger with FHB Formation LLC (“FHB”).  The transaction is expected to close on or before December 31, 2010.  The press release is furnished as Exhibit 99.1 hereto.

As previously disclosed, on March 30, 2010, Northeast announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FHB pursuant to which FHB will merge with and into Northeast (the “Merger”), with Northeast continuing as the surviving corporation (the “Surviving Corporation”).

At the effective time of the Merger, each share of Northeast’s common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the Merger (“Northeast Common Stock”) will be converted into the right to receive, at the election of the holder (i) one share of common stock of the Surviving Corporation (the “Stock Consideration”) or (ii) $13.93 (the “Cash Consideration”), subject to allocation and proration procedures which provide that, in the aggregate, 1,393,399 shares of Northeast Common Stock will be converted into the Stock Consideration and the remaining shares of outstanding Northeast Common Stock will be converted into the Cash Consideration.  The election period expired on October 15, 2010.  Holders of Northeast Common Stock prior to the consummation of the Merger will own, in the aggregate, approximately 40% of the Surviving Company’s common stock outstanding immediately following the consummation of the Merger, on a fully diluted basis.  In connection with the Merger, each outstanding option to purchase shares of Northeast Common Stock will be converted into an option to purchase an identical number of shares of the Surviving Corporation at the same exercise price as the Northeast option.

The Surviving Corporation’s business plan aims to reinforce and expand Northeast’s established franchise and brand with employment growth, stronger involvement in local communities and balance sheet growth.  In addition, the Surviving Corporation intends to add a loan purchasing and servicing program through the creation of a Loan Acquisition and Servicing Group.

Northeast anticipates that the Merger will bring new capital and resources to further build upon Northeast’s community banking and financial services franchise.  Northeast will retain its headquarters in Lewiston, Maine, and Northeast’s management and employees will continue in their positions with Northeast Bank.  With this transaction, Northeast’s customer accounts and retail locations will not change, making this transaction seamless for customers across all of Northeast’s business lines, including its investment group, Northeast Financial Services, and its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc.

On July 27, 2010, Northeast announced that  its shareholders approved the Agreement and Plan of Merger. Approvals from the Maine Bureau of Financial Institutions and the Federal Reserve Bank of Boston were received on November 16, 2010 and December 13, 2010, respectively.  The regulatory approvals contain certain conditions, including the following:

•
The Federal Reserve will require that Northeast (i) maintain a leverage ratio (Tier 1) of at least 10%, (ii) maintain a total risk-based capital ratio of at least 15%, (iii) limit purchased loans to 40% of total loans, (iv) fund 100% of loans with core deposits, (v) hold commercial real estate loans (including owner-occupied commercial real estate) to within 300% of total risk-based capital, and (vi) amend the articles of incorporation to address certain technical concerns that the Federal Reserve had relating to the convertibility and transferability of non-voting common stock.

•
The Maine Bureau of Financial Institutions will require that, for a two-year period, Northeast receive the prior approval of the Bureau for any material deviation from the business plan.  The Bureau’s approval includes other conditions on capital ratios and loan purchasing that are either the same as or less stringent than those of the Federal Reserve.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated December 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 13, 2010	NORTHEAST BANCORP By: _/s/James D. Delamater___
James D. Delamater
President and Chief Executive Officer